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                                                                    EXHIBIT 8.1



Sullivan & Cromwell

                                   125 Broad Street
                                   New York, New York 10004
                                   Phone: 212-558-4000
                                   Fax:   212-558-3588


                                        April 8, 1997




Vornado Realty Trust,
   Park 80 West, Plaza II,
      Saddle Brook, New Jersey 07663.


Dear Sirs:

          You have requested our opinion in connection with the

qualification for United States federal income tax purposes of Vornado

Realty Trust ("Vornado") as a real estate investment trust (a "REIT"),

within the meaning of section 856(a) of the Internal Revenue Code of 1986,

as amended (the "Code").

          In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate, including, without limitation,

the Master Consolidation Agreement among Vornado, Vornado/Saddle Brook

L.L.C., The Mendik Company, L.P. and various parties defined therein collectively as "The Mendik Group", dated March 12, 1997 (including the

Exhibits thereto, the "Document").  In addition, in rendering this opinion,

we have relied upon


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Vornado Realty Trust



(i) the statements and representations contained in (x) the certificates provided to us by Vornado dated April 8, 1997 (the "Vornado Certificates"), and (y) the certificate provided to us from Alexander's, Inc. ("Alexander's") dated April 8, 1997 (together with the Vornado Certificates, the "Certificates"), and (ii) the opinion of Shearman & Sterling, dated April 8, 1997, concerning the qualification of Alexander's as a REIT, a copy of which is attached as Exhibit A (the "Shearman & Sterling Opinion"). We understand that, in providing the Vornado Certificates, Vornado is relying upon certificates, dated April 8, 1997, provided to it by David R. Greenbaum.

          In rendering this opinion we have also assumed, with your approval, that (I) the statements and representations made in the Certificates are true and correct, (II) the Certificates have been executed by appropriate and authorized officers of Vornado and Alexander's,
(III) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct, (IV) the Document will be executed in the form reviewed by us, (V) at and following the Effective Time (as defined in the Document) no services with respect to properties in which Vornado holds or is treated as holding, directly or indirectly, an interest for purposes of Section 856 of the Code which, in order to avoid the treatment of amounts as excluded from the definition of "rents from real property" in
Section 856(d) of the Code, must be provided through an "independent contractor" (as defined in Section 856(d)(3) of the Code) from whom Vornado derives and receives no income


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Vornado Realty Trust



will be provided other than through such an independent contractor.

          Based on the foregoing and reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm (i) that we have reviewed the statements made in the Prospectus of Vornado dated December 26, 1995 under the heading "Federal Income Tax Considerations", as supplemented by the discussion set forth in the Prospectus Supplement of Vornado dated April 3, 1997, under the heading "Certain Federal Income Tax Considerations" and, to the extent that such statements constitute matters of law or legal conclusions, such statements are correct in all material respects, and (ii) our opinion that, commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT.

          Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and its subsidiaries and, given Vornado's current ownership interest in Alexander's and Vornado's anticipated indirect ownership interest in Alexander's following the completion of the transactions described in the Document, by Alexander's and its subsidiaries (collectively with Vornado, the "Company") of requirements of the Code relating to qualification for REIT status; which requirements include those that are


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Vornado Realty Trust



dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. We do not undertake to monitor whether the Company actually has satisfied or will satisfy the various qualification tests, and we express no opinion concerning whether the Company actually has satisfied or will satisfy these various qualifications tests.

        This opinion is based on current federal income tax law, and we do not undertake to advise you as to future changes in federal income tax law that may affect this opinion unless we are specifically engaged to do so. This opinion relates solely to federal income tax law, and we do not undertake to render any opinion as to the taxation of Vornado under any state or local corporate franchise or income tax law. Furthermore, this opinion is rendered solely for your benefit and is not to be relied upon by any other person without our prior written consent.

        We hereby consent to (i) the use of our name and the making of statements with respect to us as set forth under the heading of "Certain Federal Income Tax Considerations" in the Prospectus Supplement of Vornado Realty Trust dated April 3, 1997 and (ii) the incorporation by reference of this opinion into Registration Statement No. 33-52441 and into Registration Statement No. 33-62395. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended.

                                       Very truly yours,

                                       SULLIVAN & CROMWELL